Redfin Appoints David Lissy as Board Chairman

Robert Mylod to Remain as a Board Director

Seattle, April 24, 2020, PRNewswire: Redfin Corporation (NASDAQ: RDFN) today appointed David Lissy to become the chairman of its board of directors; Robert Mylod, who served as Redfin’s chairman from 2016 until now, will remain on Redfin’s board and the board’s audit committee. Mr. Lissy joined Redfin’s board in February 2018, after 16 years as Bright Horizons’ (NYSE: BFAM) CEO; he’s now Bright Horizons’ chairman. Mr. Lissy’s term as Redfin’s chairman starts on July 1, 2020.

“Dave’s experience running a mission-driven company with a large field organization already made him perfect for our board,” said Redfin CEO Glenn Kelman. “And now, because of Dave’s leadership as a Redfin board director on culture, field compensation and communications, management structure, financial discipline and many other topics, he’s a natural choice as our chairman. Dave has also developed a rapport with our execs, just as Bob did, which makes it easier for the board to talk openly with management about where we want to do better.”

“I’m excited to chair a company redefining real estate in consumers’ favor, and grateful for how far Bob Mylod has taken us already,” said Mr. Lissy. “Real estate is changing at a pace that seemed unimaginable even two months ago, as consumers embrace virtual meetings, virtual home tours, and virtual closings. The board’s job now is to make sure Redfin is prudent on the one hand about the challenges faced by almost every business these days, but aggressive on the other about taking our technology advantage to the bank.”

“I plan to be an active member of Redfin’s board for years to come,” said Mr. Mylod. “My nomination to become the chairperson of Booking Holdings, along with my existing chairperson role at Vroom, has made it hard for me to continue as Redfin’s chairman. But the relationship I have with Glenn, Chris and the whole Redfin executive team is deep, and I love Redfin’s mission and culture of service. I could not be more enthusiastic about serving under Dave Lissy’s leadership.”

“Bob has been a fantastic leader through times good and bad: a voice of reason, a financial hawk, a champion of our agents and other field staff, an advocate for consumers and low fees, a Johnny-on-the-spot in every crisis, all with an iron commitment to generating massive long-term profits,” Mr. Kelman said. “But we say this to praise him, not to bury him; we’re glad he’s staying on our board.”

About Redfin
Redfin (www.redfin.com) is a technology-powered residential real estate company. Founded by software engineers, we run the country's #1 most-visited brokerage website and offer a host of online tools to consumers, including the Redfin Estimate. We represent people buying and selling homes in over 90 markets in the United States and Canada. Our mission is to redefine real estate in the consumer's favor. In a commission-driven industry, we put the customer first. We do this by pairing our own agents with our own technology to create a service that is faster, better, and costs less. Since our launch in 2006 through 2019, we have helped customers buy or sell more than 235,000 homes worth more than $115 billion.

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Investor Relations, Elena Perron, 206-576-8610, ir@redfin.com, or Public Relations, Mariam Sughayer, 206-876-1322, press@redfin.com